Exhibit 99.1

BRUCE A. WILLIAMSON

PRESIDENT AND CEO

DYNEGY INC.

Testimony to the Illinois General Assembly

November 17, 2003

Good afternoon Mr. Speaker, Chairman Davis and members of the committee. My name is Bruce Williamson and I am president and chief executive officer of Dynegy Inc. I also serve as a member of the company’s board of directors.

Dynegy provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. We own and operate a portfolio of energy assets that consists of:

•	Power plants totaling approximately 13,000 megawatts of generating capacity, including more than 4,200 megawatts in the state of Illinois and 1,800 more in nearby states serving this market;

•	Gas processing plants that process more than two billion cubic feet of natural gas per day; and

•	Through our regulated energy delivery subsidiary, Illinois Power, approximately 40,000 miles of electric transmission and distribution lines and 8,000 miles of gas pipelines and related facilities.

In the way of background, I assumed my position with Dynegy approximately one year ago, in October 2002. In this role, I am committed to serving six major stakeholder groups:

•	More than 4,000 Dynegy employees across the country, including 1,800 at Illinois Power;

•	Wholesale and retail customers, who buy electricity, natural gas liquids and natural gas from us;

•	Suppliers of fuel to our power plants and raw production to our gas processing facilities, fractionators and other facilities;

•	Banks and bondholders, all of whom have invested their capital with the company and taken risk with us, along with the credit rating agencies;

•	Our equity shareholders; and

•	The legislators and regulators who govern our country and oversee our industry.

Upon my arrival at Dynegy, I found a company with dedicated and diligent employees and safe, substantial and efficient assets – the essential elements of any successful company and strong building blocks for the future. What I also found, however, was a company – two companies if you choose to think of Dynegy and Illinois Power as separate entities – in serious financial distress.

What caused these companies to be distressed? For Dynegy, many like to point to a series of issues and challenges, including a terminated merger with Enron, fallout from the California energy crisis, governmental investigations, and the continued slowdown of the U.S. economy – all of which occurred over an 18-month period beginning in the fourth quarter of 2001. These are all accurate reasons for Dynegy’s distress. And while they are all true, there is a root cause not included in this list. While growing and expanding rapidly, Dynegy built power plants around the country and funded the construction of these plants with debt. Dynegy simply borrowed far too much money while building power plants and growing.

In Illinois Power’s case, too much debt and building power plants are also the root causes of its financial distress. There were no complex reasons for the distress, nor did Dynegy cause it. Illinois Power racked up billions of dollars of debt long before they ever heard of Dynegy. The company incurred well in excess of $2 billion dollars of debt building the Clinton nuclear facility, which, incidentally, neither Illinois Power nor Dynegy even own today.

So, in reality, Dynegy’s and Illinois Power’s use of debt are quite similar. Both companies simply borrowed too much money as they built facilities to serve their markets. Each company did it on its own and has no one else to blame.

Following the merger, Dynegy inherited Illinois Power’s debt via consolidation. The idea was that since Illinois Power could not make enough to repay the debt, by combining with a growing and expanding national energy merchant, Dynegy would over time repay Illinois Power’s debt via intercompany payments. Dynegy has done just that by reducing Illinois Power’s debt and preferred obligations as they have come due by more than $700 million dollars. These repeated infusions of cash come through the intercompany note, so I hope you can see Dynegy has done the right thing by sending money to Illinois Power to pay down this old debt load.

In addition, in looking at Illinois Power’s independent financial statements, you will see it is clearly the smallest of our three operating businesses in terms of earnings. Illinois Power also has produced very limited cash flow and incurs significant capital expenditures each year. For example, year-to-date 2003, Illinois Power has generated operating cash flow of $85 million and spent more than $100 million dollars in capital expenditures. This means Illinois Power has spent $15 million dollars more than it has made. It is important to note that much of Illinois Power’s capital expenditures are not tangible assets, but are, in fact, labor, which is capitalized. So, another part of the value equation here is the staffing levels at Illinois Power.

Faced with the business environment realities we have today and our debt issues, we considered three choices for Dynegy and Illinois Power:

•	File for Chapter 11 bankruptcy protection;

•	Do nothing and hope the situation would work itself out; or

•	Execute a comprehensive self-restructuring program.

We chose to take responsibility and self-restructure. We knew it was the right thing to do for all our stakeholders. But, we also knew that we would have to make significant changes and transformations – chiefly in the form of sweeping cost reductions and sales of non-core assets – to reach a sustainable long-term capital structure.

We have done all of these things at Dynegy’s other business segments and in corporate. We have substantially wound down our third-party marketing and trading, and we sold our communications business and various power generation facilities that we held a minority ownership interest in. We have lowered our debt and other obligations by $1.5 billion, including Illinois Power, and we have greatly simplified our capital structure by reducing many layers of debt, which created significant structural subordination. Our progress has been very positive, but we have not changed much at Illinois Power. We realized another basic truth: That we would be unable fix all of Dynegy as quickly as we want to for our stakeholders without also addressing Illinois Power’s issues.

Thus, one key element of our restructuring program is the sale of Illinois Power to Exelon. After careful consideration of our business challenges and Illinois Power’s debt and cash flow issues, as well as other Illinois stakeholders who do not want to see significant changes in the number of people employed at Illinois Power, we determined that the best course of action was to pursue a sale. Our goal was to combine Illinois Power with a qualified and financially stronger company with core competencies in the regulated energy delivery business.

To do this, we retained an investment banking company and approached several parties that we thought would be interested in acquiring Illinois Power. We initiated an auction process during the summer. Several parties actively participated in this process, although many chose not to. A few submitted indicative value range bids. We reviewed all the responses carefully, met with management of each of the bidders, and considered their financial viability and ability to be a good steward of Illinois Power. We then concluded that Exelon’s proposal was the strongest overall package for all of the stakeholders.

I would now like to take a minute to explain why we believe this transaction makes sense. Exelon’s proposal will:

•	Preserve jobs in the state of Illinois;

•	Allow for even more investment in infrastructure for enhanced energy reliability throughout the state. I would point out that we have not curtailed any required investment, but Exelon is better positioned to invest for anticipated future needs if they have regulatory rate certainty;

•	Result in greater support for community-based organizations and causes in Illinois. We have had to curtail our community support sharply and will, in all likelihood, have to lower our contributions even further in 2004; and

•	Likely lead to lower rates in 2007 than if Illinois Power remained a part of Dynegy because Exelon is willing to deploy its financial strength to deal with Illinois Power’s old debt load from the Clinton nuclear facility. By the way, Clinton is now a reliable well-run asset under the management of one of the best nuclear managers in the country, Exelon.

Our power sales agreement will dedicate 6,000 megawatts of generating capacity to the state through an “arms-length” power purchase arrangement, which will be used by Exelon to serve customer demand throughout Illinois. This supply will be provided by former Illinois Power coal-fired assets, as well as approximately 3,100 megawatts of new gas-fired generation built by Dynegy over the past few years.

And finally, it will put Illinois Power and its employees in the hands of a financially stronger, Illinois-based company. Exelon is a proven leader in the regulated energy business and, with investment-grade ratings from the three credit rating agencies, is in a far better position to improve Illinois Power’s financial condition faster than Dynegy would be for the foreseeable future.

I would add that in the end, it comes down to people doing the right thing and being responsible leaders. I can assure you of one thing: John Rowe is one of the most responsible leaders in the energy business. You will not find an individual more dedicated to your state or committed to doing the right thing to ensure safe, reliable delivery of energy to all consumers.

Now that we all understand the real history of the financial difficulties of Illinois Power, I would like to close with a few comments on the proposed legislation to be considered in this veto session and, importantly, how it relates to our December 31, 2004 closing deadline. For a number of reasons, this deadline was, and continues to be, a critical point for Dynegy and Exelon.

Some have suggested that passage of the proposed legislation in the veto session is not crucial to meeting this deadline, and point to language in the purchase agreement that allows for the possibility of legislation in the spring session rather than the veto session. At the time the contract was negotiated, the parties contemplated a six-month Illinois Commerce Commission review of the deal. With a six-month review period, it was still possible – although difficult – to have legislation passed in the spring session and close the deal by December 31. With the proposed legislation now changed from a six-month Illinois Commerce Commission review period to a nine-month review period in response to issues expressed by some constituents, it would be virtually impossible to close the deal by December 31, unless the legislation is approved in the veto session.

Be that as it may, John and I have made our careers by doing the right thing, and we will do everything we can to close by December 31, 2004. However, it really must be dealt with in this session or we may have to cancel the agreement by mutual consent and move on with our respective companies and obligations to our stakeholders.

I want to be clear: I am not suggesting that Dynegy would face a dire financial situation if the legislation does not pass and the proposed transaction does not move forward. We are a viable company and would remain so with or without a sale of Illinois Power. But we are presenting you with an opportunity to deal with the old unresolved debt issue in a way that delivers some unique opportunities for the state if you want both long-term lower rates and jobs maintained at about the current level.

We have moved aggressively to cut costs in all areas of Dynegy – except for Illinois Power. So, perhaps the more important question is: Would we need to move forward with our ongoing self-restructuring program and immediately address Illinois Power’s financial issues in order to provide greater certainty to our stakeholders? Yes we would.

If Dynegy retains ownership of Illinois Power, we would, under the circumstances, need to make rational economic decisions and execute three strategies in the near-term:

•	Implementation of comprehensive cost-savings initiatives, including significant work force reductions, to improve Illinois Power’s cost structure by bringing operating and capitalized labor expenses in line with the company’s cash flow. As an example, Illinois Power is the only one of our three business segments with independent business administrative functions. We would need to look for consolidation opportunities whereby these duties would be handled out of our headquarters office in Houston, Texas. This is where we already run all administration for business units spanning from New York to Florida to California. In short, all of the United States, except for Illinois Power. When we implemented the consolidation of administration of our power generation and natural gas liquids businesses, significant reductions in staffing, as well as business process efficiencies were immediately realized.

•	A request before the Illinois Commerce Commission to consider a rate plan in advance of 2007. Perhaps not now in 2003, but as soon as possible and given the long statutory approval process, in about one year. And in the interest of full disclosure, we would anticipate that our rate request would be higher than the one Illinois Power and Exelon would propose if the current legislation is enacted; and

•	A status quo renewal of the power purchase agreement between Illinois Power and Dynegy Midwest Generation. This would mean that there would be several thousand megawatts less generating capacity dedicated to the state, as compared to the agreement that is part of the proposed transaction. Again, please bear in mind that in the proposed transaction we are dedicating clean natural gas-fired assets, which may not run as much today, but are sorely needed when needle peaks occur in hot summer months and when the economy improves.

Chairman Davis and members of the committee, it was not my intention to appear before you today with a doomsday scenario. Since my first day at Dynegy, I have tried to be as open and candid as possible when dealing with our stakeholders. You certainly deserve no less. What I am presenting to you is not emotionally charged rhetoric. It is simple math. If Illinois Power remains part of Dynegy, it will need to cut costs or raise rates or both.

Some people only want lower rates. They are missing the economic reality of the sheer volume and the real source of Illinois Power’s debt. Some people only want to ensure employment is maintained at present levels. They are missing the economic reality of the cost structure that cannot be sustained.

I said earlier that Dynegy had three alternatives. Chapter 11 is not appropriate. We are executing a self-restructuring. The best that can be said for those who oppose the rates we are discussing and the cost reductions that will have to take place to align costs with business realities is they are pursuing that third possible path: Hope. But hope is not a strategy.

Based on the business realities we would face if Illinois Power remains a part of Dynegy, I feel it is important to provide you with an honest, accurate picture of what we would need to do to address Illinois Power’s financial issues. It is not what you hope for, and I regret that. But it is an honest, pragmatic and dispassionately realistic portrayal.

I was hired by Dynegy’s board of directors to fix this company. And when I say “this company,” I mean all of Dynegy, and therefore, I was hired to “fix” Illinois Power as long as we own it.

Fixing both companies is simply the right thing to do for all of our employees, customers, suppliers, and the communities in which they serve and operate. It is the right thing to do for the banks, bondholders and shareholders who have capital employed in Dynegy and Illinois Power. And, it’s the right thing to do for the broader purpose of energy supply integrity for the state of Illinois.

When it comes to fixing the balance sheets, we cannot improve the balance sheet of Dynegy at the expense of Illinois Power, and we cannot improve Illinois Power at the expense of Dynegy. Dynegy and Illinois Power are linked, and can only move forward together as they get repaired at the same rate.

A far better alternative is a sale on the agreed upon terms with Exelon. After a sale, should one happen, Dynegy would remain one of the largest suppliers of energy to the state of Illinois, and Illinois would continue to be one of our largest bases of assets and employees. Illinois Power will be in the hands of a company dedicated to the regulated delivery business and one that can solve the problem of Illinois Power’s financial situation without as high a rate increase or as significant cost reductions.

Our collective success – Dynegy’s, Illinois Power’s, Exelon’s and the state of Illinois’ – are linked to that of our customers, and our ability to be there to serve the markets with low-cost, reliable power to fuel economic growth in the upper Midwest.

Thank you for your time and consideration today.